Exhibit 4.74

CERTAIN PORTIONS OF THIS EXHIBIT HAVE BEEN OMITTED PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT. THE OMITTED PORTIONS ARE MARKED AS “[*]” ALONG WITH A FOOTNOTE INDICATING THAT THE INFORMATION HAS BEEN OMITTED PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT. AN UNREDACTED COPY OF THIS EXHIBIT HAS BEEN FILED SEPARATELY WITH THE U.S. SECURITIES AND EXCHANGE COMMISSION PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT.

LICENSE AND COMMERCIAL SUPPLY AGREEMENT
THIS LICENSE AND COMMERCIAL SUPPLY AGREEMENT (“Agreement”) is made and entered into effective this October 11, 2016 (“Effective Date”) by and between Mallinckrodt LLC, a Delaware limited liability company (for and on behalf of its affiliated entities) (“Mallinckrodt”) and Intellipharmaceutics Corp., a company organized under the laws of Canada (for and on behalf of its affiliated entities) (“Intellipharmaceutics”).
RECITALS
WHEREAS, Intellipharmaceutics and its affiliates are in the business of selling various generic pharmaceutical dosage products in the United States as well as in other countries, WHEREAS, Mallinckrodt has a significant sales and marketing presence in the United States generic market as a consequence of its sales of a portfolio various proprietary and licensed generic products and, thus, also has the capability effectively to distribute Intellipharmaceutics’ generic pharmaceutical products in the United States, and
WHEREAS, Intellipharmaceutics wishes to giant to Mallinckrodt the exclusive right in the United States to market, sell and distribute certain generic pharmaceutical dosage products once they have been approved for sale in the United States by the United States Food and Drug Administration (“FDA”) and to ensure that Mallinckrodt will be continuously supplied a sufficient quantity of finished product for each generic pharmaceutical dosage product for which rights are granted to Mallinckrodt hereunder,
NOW THEREFORE, in consideration of the premises and of the covenants herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:
1. Marketing and Sale Rights.
(a) Subject to the terms and limitations set forth herein, Intellipharmaceutics hereby grants to Mallinckrodt an exclusive right and license (with the right to sublicense to a third party subject to approval and written consent of Intellipharmaceutics, such consent not to be unreasonably withheld) to market, sell, offer for sale and distribute only in the United States and, if allowed, in Puerto Rico and in any United States territories, protectorates or those areas with commonwealth status (collectively hereinafter referred to as the “Exclusive Market”), for its own account, a bioequivalent generic dosage pharmaceutical version of every approved strength of each of the following generic dosage pharmaceutical products: (1) Quetiapine ER, a product to be AB- rated to the branded pharmaceutical product known as Seroquel XR (“Product One”), (ii) Desvenlafaxine, a product to be AB-rated to the branded pharmaceutical product known as Pristiq (“Product Two”) and (iii) Lamotrigine ER, a product to be AB-rated to the branded pharmaceutical product known as Lamictal XR (“Product Three”). Products One, Two and Three shall hereinafter be jointly referred to as “Products” or, individually and generically, as a “Product.” The Products will be supplied by Intellipharmaceutics to Mallinckrodt in finished and fully labeled (in accordance with Section 1(b) set forth immediately below) and packaged form, and in all approved strengths. The foregoing rights shall be coextensive with this Agreement and, subject to any

CSK/Intellipharmaceutics CommercializationAgr5	September 28, 2016

specific provisions set forth in Section 11 hereof, shall terminate on and as of the effective date of termination or expiration hereof. In no event and on no occasion shall the exclusive rights granted to Mallinckrodt hereunder be interpreted as permitting Mallinckrodt to sell Product outside of the Exclusive Market.
(b) All Products sold or offered for sale by Mallinckrodt shall be labeled with Mallinckrodt’s name, trademarks and trade dress as per label artwork provided and paid for by Mallinckrodt, in a manner consistent with all applicable laws, rules and regulations, in accordance with the requirements of the approved Abbreviated New Drug Application (“ANDA”) relative to each Product and otherwise in a manner reasonably agreed upon by the parties. In particular, it is agreed that the phrase (or a substantially similar phrase) “Licensed from and manufactured by Intellipharmaceutics (IPCI) for Mallinckrodt,” shall be evident on the packaging and labeling for all Products. Mallinckrodt shall not alter the labeling or package inserts associated with Product that are received from Intellipharmaceutics without the advance written permission of Intellipharmaceutics and, upon receipt of such approval, only in compliance with any applicable laws, rules and regulations. Intellipharmaceutics shall own the ANDA for each of the Products for which exclusive rights are granted hereunder and, subject to any express terms herein to the contrary, shall thus have the responsibility and expense to maintain each of the ANDAs in full force and effect for so long as this Agreement is in effect with respect to any such ANDA, which responsibility includes, but is not limited to, meeting all applicable regulatory requirements that exist with respect to the Products under all applicable laws, rules and regulations.
(c) It is understood by the parties that (i) none of the Products are, as of the Effective Date, approved for marketing and sale in the United States by the FDA and (ii) the value of the exclusive rights granted hereunder to Mallinckrodt is intimately related to the time when such Products can be marketed and sold. Therefore, in addition to any other rights of termination that Mallinckrodt may have hereunder, Mallinckrodt shall have the right, upon thirty (30) days advance written notice of Mallinckrodt’s intention to terminate the Agreement to Intellipharmaceutics hereunder (and, with respect to any given Product, before it has been approved by the FDA), to terminate this Agreement (i) as to Product One if the FDA has not approved the ANDA for Product One on or before December 31, 2017, (ii) as to Product Two if the FDA has not approved the ANDA for Product Two on or before December 31, 2018, (iii) as to Product Three if the FDA has not approved the ANDA for Product Three on or before December 31, 2018 and (iv) in its entirety, if any two (2) or more of the Products are not approved by the FDA on or before the dates specified in clauses (ii) or (iii) of this sentence, as such clauses may be applicable in any given case. Notwithstanding the immediately preceding sentence, prior to providing any notice of termination of this Agreement in accordance with the immediately preceding sentence, Mallinckrodt shall inform Intellipharmaceutics of any commercial or other reasons that may underlie Mallinckrodt’s decision to terminate this Agreement in whole or in part.
(d) Notwithstanding the other provisions of this Section 1, Intellipharmaceutics retains all rights in and to the Products if and to the extent such rights are not specifically granted to Mallinckrodt hereunder, including (without limitation) the right to sell, distribute and to appoint distributors for Products outside the Exclusive Market.

CSK/Intellipharmaceutics CommercializationAgr5	September 28, 2016

2. Term.
Unless sooner terminated in accordance herewith, this Agreement will have an initial term of ten (10) Contract Years (as defined in the immediately succeeding sentence) and shall be automatically renewed for additional and consecutive terms of one (1) Contract Year, absent written notice of non-renewal given by one party to the other at least one hundred and eighty (180) days prior to the end of the initial term or any renewal term, as applicable. For purposes hereof, the term “Contract Year” shall mean the first and each successive twelve (12) month period (coinciding with Mallinckrodt’s regularly established fiscal months) elapsing while this Agreement is in full force and effect, commencing with the first full fiscal month in which the first commercial sale of any of the Products by Mallinckrodt in the Exclusive Market occurs; provided that, the last Contract Year hereof shall end on and as of the effective date of termination hereof, whether or not such Contract Year is a full twelve (12) month period.
3. Consideration.
(a) In partial consideration for the grant of exclusive rights hereunder by Intellipharmaceutics to Mallinckrodt, within ten (10) days after the Effective Date and by wire transfer of immediately available funds to an account designated in advance by Intellipharmaceutics, Mallinckrodt shall pay to Intellipharmaceutics the total sum of the Three Million Dollars ($3,000,000) in United States currency, allocated to each of the Products to which exclusive rights are granted hereunder, specifically allocable to each Product as follows: (i) [*] Dollars ($[*]) for the exclusive rights for Product One, (ii) [*] Dollars ($[*]) for the exclusive rights for Product Two and (iii) [*] Dollars ($[*]) for the exclusive rights for Product Three. The amount paid to Intellipharmaceutics by Mallinckrodt pursuant to this Section 3(a) shall not be refundable by Intellipharmaceutics to Mallinckrodt for any reason, absent fraud.
(b) In further and partial consideration for the grant hereunder by Intellipharmaceutics to Mallinckrodt of the rights for the Products in the Exclusive Market, Mallinckrodt shall make a payment to Intellipharmaceutics, with respect to each strength of each Product (each a “Product SKU”), on a quarterly basis coinciding with Mallinckrodt’s fiscal quarters (the end dates of such fiscal quarters are as listed on Schedule 1 attached hereto), based on a percentage of Mallinckrodt’s Standard Margin (as defined below in this Section 3(b)) earned on sales of Products in the Exclusive Market, calculated in accordance with the percentages in Section 3(c) set forth immediately below (the aggregate of all such payments for any given fiscal quarter of Mallinckrodt hereinafter referred to as “Quarterly Aggregate Standard Margin Payments” and, with respect to any given Product SKU, a “Quarterly Standard Margin Payment”). For purposes hereof, (i) the term “Standard Margin” shall mean, with respect to any given volume of any Product SKU and for any given fiscal quarter of Mallinckrodt, the Net Sales of such volume of any Product SKU minus the Cost of Goods Sold for such volume of any such Product SKU, (ii) the term “Cost of Goods Sold” shall mean, with respect to any given volume of any Product SKU included in any calculation of Standard Margin for purposes of this Section 3(b) the applicable Transfer Price (as defined below in Section 6(a)) of any such volume of any Product SKU in finished, labeled and fully packaged form (the calculation and meaning of Standard Cost being defined herein below in Section 6(d)), and (iii) the term “Net Sales” shall mean, with respect to any Product SKU and for any given fiscal quarter of Mallinckrodt, the remainder of (A) the gross
*Omitted and filed separately with the Securities and Exchange Commission under a request for confidential treatment.

CSK/Intellipharmaceutics CommercializationAgr5	September 28, 2016

sales price of all amounts of any Product SKU invoiced and booked by Mallinckrodt as gross revenue in such fiscal quarter minus (B) the sum of (1) the amount of all discounts, chargebacks, rebates, product returns and any similar allowances allocable to such Product SKU and taken against the gross revenue of such Product SKU in such fiscal quarter, (2) the allocable amount of freight and delivery cost incurred by Mallinckrodt with respect to such Product SKU and in such quarter (i.e., the freight cost to ship Products from Intellipharmaceutics to any Mallinckrodt designated location) and (3) the allocable amount of sales and use taxes and other governmental charges incurred by Mallinckrodt with respect to such Product SKU and in such fiscal quarter. In no event will any amounts covered by any one or more of clauses (1), (2) and/or (3) set forth in the immediately preceding sentence be deducted more than once in connection with the calculation of Net Sales for any given period of time. If, for any given fiscal quarter, the Cost of Goods Sold for the volume of any Product SKU sold in such fiscal quarter exceeds the Standard Margin of any such Product SKU properly allocable to such fiscal quarter (“Negative SKU Balance”), then (i) Mallinckrodt shall not be required to make any payment in accordance with this Section 3 and with respect to such Product SKU for such fiscal quarter and (ii) any Negative SKU Balance with respect to a Product SKU shall be deducted from the Quarterly Standard Margin Payment otherwise due by Mallinckrodt to Intellipharmaceutics for such fiscal quarter. In calculating the amount of any payments due under this Section 3 by Mallinckrodt to Intellipharmaceutics, the amount of any Negative SKU Balances applicable to all Product SKUs and in any fiscal quarter, to the extent in excess of the aggregate Standard Margin owed by Mallinckrodt on all other Product SKUs will be carried forward for the calculation of payments (if any) for any subsequent fiscal quarters.
(c) The Quarterly Standard Margin Payment for each Product SKU shall be equal to [*] Percent ([*]%) of Mallinckrodt’s Standard Margin for each such Product SKU in any given fiscal quarter. Notwithstanding the immediately preceding sentence, the Quarterly Standard Margin Payment for all Product SKUs included in any given Product shall be reduced to [*] Percent ([*]%) of Mallinckrodt’s Standard Margin in any given fiscal quarter for each Product SKU included in any given Product from and after the point at which the following aggregate Standard Margin payment targets have been met as to any given Product:
(i) with respect to Product One, at such time (and for every dollar of Standard Margin earned thereafter) as [*] ([*]) of the total amount of all Quarterly Aggregate Standard Margin Payments due by Mallinckrodt hereunder and allocable to Standard Margin earned in respect of Product One equals [*] Dollars ($[*]) in United States currency,
(ii) with respect to Product Two, at such time (and for every dollar of Standard Margin earned thereafter) as [*] ([*]) of the total amount of all Quarterly Aggregate Standard Margin Payment due by Mallinckrodt hereunder and allocable to Standard Margin earned in respect of Product Two equals [*] Dollars ($[*]) in United States currency, and
(iii) with respect to Product Three, at such time (and for every dollar of Standard Margin earned thereafter) as [*] ([*]) of the total amount of all Quarterly Aggregate Standard Margin Payments due by Mallinckrodt hereunder

*Omitted and filed separately with the Securities and Exchange Commission under a request for confidential treatment.

CSK/Intellipharmaceutics CommercializationAgr5	September 28, 2016

and allocable to Standard Margin earned in respect of Product Three equal [*] Dollars ($[*]) in United States currency.
(d) The calculation of any Quarterly Standard Margin Payments shall be based on information contained in a quarterly sales report (“Quarterly Report”), in form and substance reasonably satisfactory to both parties, delivered by Mallinckrodt to Intellipharmaceutics in writing within [*] ([*]) days after the end of any Mallinckrodt fiscal quarter to which the report relates, and the Quarterly Aggregate Standard Margin Payments that are due, if any, by Mallinckrodt to Intellipharmaceutics with respect to any fiscal quarter to which any such Quarterly Report relates shall be made within [*] ([*]) days after the end of Mallinckrodt’s fiscal quarter. All calculations of amounts due by Mallinckrodt to Intellipharmaceutics will be made in accordance with generally accepted accounting principles as consistently applied by Mallinckrodt and will be based on accruals, as consistently and typically made by Mallinckrodt. Further, at the same time as any Quarterly Aggregate Standard Margin Payment is made to Intellipharmaceutics for any given fiscal quarter, Mallinckrodt will also deduct from or add to such payment to reflect any true-up of actual results with respect to rebates, chargebacks and other relevant expenses to the extent related to quarterly periods occurring prior to the quarter for which any such Quarterly Aggregate Standard Margin Payment is being submitted, the underlying details of any such true-up additions or deductions to be submitted by Mallinckrodt to Intellipharmaceutics in connection with any Quarterly Report related to the payment then being made.
(e) On or before the fifteenth (15th) day after the end of each month of this Agreement, Mallinckrodt shall provide a report detailing the estimated monthly Standard Margin amounts due to Intellipharmaceutics for that month. It is the understanding of both parties that such monthly Standard Margin estimates may change once actual amounts are known and can be adjusted prospectively in accordance herewith.
4. Audit Rights.
(a) At any time while this Agreement is in effect with respect to any given Product and for a period of ninety (90) days after this Agreement expires or is terminated with respect to such Product, appropriate representatives of Mallinckrodt shall have the right on an annual basis or at any reasonable time for cause, and at Mallinckrodt’s own expense (except as otherwise specifically noted in this Section 4(a)), (i) to review all batch records and other records relevant to manufacture, testing and release of any volume of any Product SKU and (ii) to audit any records relating to any calculation of, or increase or decrease in, the Standard Cost of any Product SKU based on any calculation, increase or decrease by Intellipharmaceutics of, its Standard Cost of manufacture whether or not in connection with any Annual Standard Cost Notice provided to Mallinckrodt in accordance with Section 6(d) (“Standard Cost Calculation”), provided that, Mallinckrodt shall not be allowed to audit any records or data on more than one occasion or more often than annually or, with respect to any Standard Cost Calculation, more than six (6) months following the effective date hereunder of the establishment of or a change in any Standard Cost for any one or more Product SKUs in accordance with the procedures set forth below in Section 6(d), and provided further and subject to the procedures set forth below in this Section 4(a), in the event that any audit of any Standard Cost Calculation applicable to any one or more Product SKUs reveals, and Intellipharmaceutics does not dispute in good faith and with substantial reason, that the amount of any such Standard Cost Calculation for any one or more Product SKUs was overstated for any

*Omitted and filed separately with the Securities and Exchange Commission under a request for confidential treatment.

CSK/Intellipharmaceutics CommercializationAgr5	September 28, 2016

applicable period by an amount in excess of [*] percent ([*]%), Intellipharmaceutics shall promptly refund the amount of any overcharge, as well as the amount of the [*] percent ([*]%) additional charge levied hereunder to reach the Transfer Price for any Product SKU or SKUs allocable to the volume of any Product SKUs and the period of time for which such overcharge is applicable; the cost and expense of any audit by Mallinckrodt to the extent allocable to any such overstated Standard Cost shall be for the account and expense of Intellipharmaceutics. Consistent with the immediately preceding sentence, in the event that, as a consequence of any such audit or examination, Mallinckrodt reasonably disagrees with any amounts invoiced by or payable to Intellipharmaceutics hereunder to the extent such amount relates to the Standard Cost of any one or more Product SKUs, Mallinckrodt shall inform Intellipharmaceutics in writing and in reasonable detail of the amounts to be refunded and the specific manner in which any Standard Cost Calculation was inaccurate and, unless and to the extent Intellipharmaceutics disputes, in good faith and with substantial reason, the amount set forth by Mallinckrodt in any such notice from Mallinckrodt, Intellipharmaceutics will refund to Mallinckrodt any such undisputed amounts within thirty (30) days of the receipt of any such notice from Mallinckrodt. In the event Intellipharmaceutics does dispute all or any portion of any refund claimed by Mallinckrodt, Intellipharmaceutics will so notify Mallinckrodt within such thirty (30) day period and the parties will attempt thereafter to resolve such dispute amicably and if, within thirty (30) days thereafter, the parties are unable to resolve such dispute, the matter will be referred to an independent third party expert selected by and acceptable to both parties. The decision of such expert shall be final and binding upon both parties as to whether any refund is owed and, if so, the appropriate amount of such refund, and the costs and expenses of such independent third party expert shall be paid as follows herein. Where it is determined that a full or partial refund is owed to Mallinckrodt, the costs of such expert shall be allocated as between the parties in inverse proportion to the percent of refund request actually recovered. For greater certainty, and by way of example only, if Mallinckrodt obtains 70% of a requested refund, it will be required to pay 30% of the expert costs and Intellipharmaceutics will be required to pay 70% of such costs. The amount of any refund finally determined to be due to Mallinckrodt in accordance with the agreement or deemed agreement of the parties or in accordance with the dispute resolution procedures set forth above in this Section 4(a)
may be deducted by Mallinckrodt from any calculation of the Cost of Goods Sold used in connection with the calculation of Standard Margin for the applicable Product relative to the next occurring fiscal quarter for which any Quarterly Standard Margin Payment is or may be due. In connection with any audit by Mallinckrodt, Intellipharmaceutics will provide copies of all relevant documentation and appropriate personnel will be made available to answer questions and provide information in connection with any such audit.
(b) At any time while this Agreement is in effect with respect to any given product and for a period of ninety (90) days after this Agreement expires or is terminated with respect to such Product, appropriate representatives of Intellipharmaceutics shall have the right, on an annual basis or at any reasonable time for cause, and at Intellipharmaceutics expense (except as otherwise specifically noted in this Section 4(b)), (i) to audit Mallinckrodt’s compliance with applicable laws, rules and regulations in connection with the marketing, sale, offering for sale and handling of Products and (ii) any records and data that support, explain or relate to any Quarterly Aggregate Standard Margin Payments or that relate to the information contained in any Quarterly Report, provided that, Intellipharmaceutics shall not be allowed to audit any such records and data on more than one occasion or more often than annually or, with respect to the matters referred to in clause (ii) of this sentence, more than one (1) year following the issuance of any Quarterly Report or the making of any Quarterly Aggregate Standard Margin Payment to which it relates,
*Omitted and filed separately with the Securities and Exchange Commission under a request for confidential treatment.

CSK/Intellipharmaceutics CommercializationAgr5	September 28, 2016

and provided further that and subject to the procedures set forth in this Section 4(b), in the event that any such audit reveals, and Mallinckrodt does not dispute in good faith and with substantial reason, that the amount of any Quarterly Aggregate Standard Margin Payment was understated by an amount in excess of [*] percent ([*]%) as a result of the information contained or that reasonably should have been contained in any relevant Quarterly Report or any other relevant information concerning any Quarterly Aggregate Standard Margin, Mallinckrodt shall promptly pay Intellipharmaceutics any such shortfall, and the cost and expense of any audit by Intellipharmaceutics to the extent allocable to such Quarterly Report shall be for the account and expense of Mallinckrodt. Consistent with the immediately preceding sentence, in the event that, as a consequence of any such audit or examination, Intellipharmaceutics reasonably disagrees with any amounts payable to Intellipharmaceutics hereunder to the extent such amount relates to any Quarterly Aggregate Standard Margin Payment and the correlative Quarterly Report, Intellipharmaceutics shall inform Mallinckrodt in writing and in reasonable detail of the amounts still owed and the specific manner in which any Quarterly Aggregate Standard Margin Payment was deficient and the information in any correlative Quarterly Report that was inaccurate and/or misleading and, unless and to the extent Mallinckrodt disputes, in good faith and with substantial reason, the amount set forth by Intellipharmaccutics as being owed in any such notice from Intellipharmaceutics, Mallinckrodt will pay to Intellipharmaceutics any such undisputed amounts within thirty (30) days of the receipt of any such notice from Intellipharmaceutics. In the event Mallinckrodt does dispute all or any portion of any amount claimed by Intellipharmaccutics, Mallinckrodt will so notify Intellipharmaceutics within such thirty (30) day period and the parties will attempt thereafter to resolve such dispute amicably and if, within thirty (30) days thereafter, the parties are unable to resolve such dispute, the matter will be referred to an independent third party expert selected by and acceptable to both parties. The decision of such expert shall be final and binding upon both parties as to whether any additional payment is owed and, if so, the appropriate amount of such payment, and the costs and expenses of such independent third party expert shall be paid as follows herein. Where it is determined that a full or partial additional payment request is owed to Intellipharmaceutics, the costs of such expert shall be allocated as between the parties in inverse proportion to the percent of additional payment request actually recovered. For greater certainty, and by way of example only, if Intellipharmaceutics obtains 70% of a requested additional payment, it will be required to pay 30% of the expert costs and Mallinckrodt will be required to pay 70% of such costs. In connection with any audit by Intellipharmaceutics, Mallinckrodt will provide copies of all relevant documentation and appropriate personnel will be made available to answer questions and provide information in connection with any such audit.

5. Manufacture and Supply of Products.
(a) It is understood that, for so long as this Agreement is in effect, Intellipharmaceutics will be the exclusive manufacturer and supplier of Products to Mallinckrodt, such Products to be manufactured at Intellipharmaceutics’ Toronto, Canada manufacturing plant (“Facility”). Manufacturing of Products will be accomplished by Intellipharmaceutics in accordance with current Good Manufacturing Practices (“cGMP”) as defined by the United States Food, Drug and Cosmetic Act, as amended, and regulations issued thereunder, and as administered by the FDA. All raw materials (including, without limitation, all active pharmaceutical ingredients and intermediates) and other resources required in connection with production hereunder shall be provided by Intellipharmaceutics. Intellipharmaceutics represents and warrants that it currently has access to, and during the entire term hereof will make commercially reasonable efforts to ensure that
*Omitted and filed separately with the Securities and Exchange Commission under a request for confidential treatment.

CSK/Intellipharmaceutics CommercializationAgr5	September 28, 2016

it will continue to have access to, sufficient supplies of raw materials and all other required items to perform the services required of it hereunder without interruption, subject to the occurrence of any events covered by the provisions of Section 13(a) hereof. In the event there is a shortage of any raw materials to be supplied by Intellipharmaceutics for the purpose of manufacturing hereunder to the extent that Intellipharmaceutics, without some form of allocation or rationing, is unable to supply Mallinckrodt and all other parties with whom Intellipharmaceutics has supply arrangements, Intellipharmaceutics agrees to use commercially reasonable efforts to allocate its supply of such raw materials among all of its customers in a manner reasonably designed not unfairly to disadvantage
Mallinckrodt.

(b) All Products supplied by Intellipharmaceutics hereunder shall be manufactured in accordance with the specifications for Product that have been developed by Intellipharmaceutics, which specifications for each of the Products as they currently exist are set forth and described in detail on Exhibit A attached hereto. If the specifications for any Product are not currently available, because the ANDA for any Product has not yet been approved by the FDA, Intellipharmaceutics will ensure that, when finalized, any such specifications are promptly attached hereto as part of Exhibit A. Intellipharmaceutics will not change the specifications for any Product unless deemed reasonably necessary by Intellipharmaceutics to comply with applicable law or regulatory requirements, in which case such changes will be made no sooner than necessary to comply with any applicable legal and regulatory requirements and, in any event, will only become effective upon written notice by Intellipharmaceutics to Mallinckrodt. In the event Mallinckrodt requests a change in specifications for Product (which request shall be set forth with particularity in a written notice to Intellipharmaceutics) and Intellipharmaceutics believes that any specification change requested by Mallinckrodt is reasonably necessary to meet any applicable law or regulatory requirements or is reasonably necessary to allow the effective sale, marketing and distribution of that Product in the Exclusive Market, then such specification change shall be made by Intellipharmaceutics as promptly as reasonably possible, and Intellipharmaceutics shall inform Mallinckrodt in writing of the effective date of any such change. All cost and expense associated with any changes in specifications requested by Mallinckrodt shall be paid for by Mallinckrodt and any changes in specifications required to be made as a result of any applicable laws, rules or regulations shall be the cost and expense of Intellipharmaceutics. Regardless of the reason and nature of any change in specifications, Exhibit A hereto will be formally amended to reflect any changes in specifications for any Product.

(c) Products manufactured by Intellipharmaceutics shall be manufactured in accordance with Intellipharmaceutics’ manufacturing processes and in material compliance with all applicable laws, rules and regulations. Further, Intellipharmaceutics represents and warrants that the Facility has all, and will continue to have all relevant regulatory permits and approvals necessary for the manufacture of Products hereunder. Intellipharmaceutics shall, at its own expense, take whatever actions are reasonably necessary to ensure that all manufacturing and related processes used are and remain validated for any Product for so long as Intellipharmaceutics is supplying Mallinckrodt with any quantities of that Product hereunder. Intellipharmaceutics shall retain all batch records and other documentation relative to its manufacture of Products hereunder to the extent necessary to demonstrate its compliance with the provisions of this Section 5 and as otherwise may be required by cGMP or the requirements of any other applicable law, rule or regulation.

CSK/Intellipharmaceutics CommercializationAgr5	September 28, 2016

6. Purchase of Product.
(a) While this Agreement is in effect, Mallinckrodt shall purchase all of its requirements for each strength of each of the Products in multiples of the minimum batch size from Intellipharmaceutics hereunder at Standard Cost plus [*] percent ([*]%) (for each strength of each Product, its “Transfer Price”). For absolute clarity, no purchase order shall be less than the minimum batch size for each SKU of the Product. All purchases of Products shall be made by written purchase order delivered to Intellipharmaceutics at least ninety (90) days prior to the requested date of shipment for Products so ordered. Each purchase order shall specify the amount of each strength of any Product being ordered and the requested delivery date for all ordered Products. Intellipharmaceutics will acknowledge each purchase order received in writing to Mallinckrodt within five (5) business days of receipt and Intellipharmaceutics shall not withhold its acceptance of any purchase order absent substantial and justifiable reasons. No term, condition or provision of any purchase order, acknowledgement or any other document issued by a party in connection herewith shall be deemed in any case to create any requirements or specify any terms that are in conflict with or (except for volume and delivery terms) are additional to the terms and conditions hereof, and any such conflicting or additional terms and requirements are hereby expressly rejected. Payment for all Products invoiced and shipped hereunder by Intellipharmaceutics shall be made by Mallinckrodt in United States dollars within [*] ([*]) days after the date Mallinckrodt receives any invoice from Intellipharmaceutics. Intellipharmaceutics may issue an invoice for any shipment of Product on or after the date on which any volume of Product to be shipped has been delivered by Intellipharmaceutics to an appropriate carrier for shipment. All Products shall be shipped by Intellipharmaceutics to Mallinckrodt by such method as Mallinckrodt shall reasonably designate and Mallinckrodt shall be responsible for the selection of the carrier and for the payment of all freight and transportation charges, which, if paid by Intellipharmaceutics, shall be reimbursed by Mallinckrodt to Intellipharmaceutics promptly upon written request, which request shall be accompanied by all relevant supporting documentation. Title to any shipped Products sold hereunder shall transfer to Mallinckrodt and Mallinckrodt shall bear all risk of loss with respect to shipped Products when delivered by Intellipharmaceutics to the carrier designated by Mallinckrodt. Mallinckrodt shall be solely responsible for proper storage of Product in accordance with applicable specifications once Products have been delivered, but Intellipharmaceutics shall be solely responsible for all pre-shipment quality assurance testing and/or release of Products for distribution, in accordance with all applicable laws, rules and regulations.

(b) Orders for Products placed by Mallinckrodt may be decreased or cancelled by Mallinckrodt after they have been acknowledged by Intellipharmaceutics upon written notice to Intellipharmaceutics. Mallinckrodt shall pay Intellipharmaceutics, with respect to a decreased or cancelled order, an amount equal to Intellipharmaceutics’ actual direct costs with respect to such decreased portion of such order or such cancelled order (including the cost to Intellipharmaceutics of documented and no cancellable commitments to third parties, if reasonable in amount and reasonably related to supply by Intellipharmaceutics hereunder) incurred prior to the date Mallinckrodt notifies Intellipharmaceutics of such decrease or cancellation; provided that, in no event shall Mallinckrodt be required to pay Intellipharmaceutics more than Mallinckrodt would have paid Intellipharmaceutics had Mallinckrodt not decreased or cancelled any such order. All costs payable in accordance with this Section 6(b) must be invoiced by Intellipharmaceutics

*Omitted and filed separately with the Securities and Exchange Commission under a request for confidential treatment.

CSK/Intellipharmaceutics CommercializationAgr5	September 28, 2016

with appropriate supporting documentation, and such invoice shall be payable by Mallinckrodt within [*] ([*]) days of its receipt of an appropriate invoice.
(c) Mallinckrodt shall, for every Mallinckrodt fiscal quarter during the term hereof and beginning with the first full fiscal quarter occurring after the first date of commercial sale in the Exclusive Market by Mallinckrodt of any of the Products, submit to Intellipharmaceutics in writing a rolling forecast of its requirements for each of the Product SKUs then available for marketing and sale by Mallinckrodt in the Exclusive Market during the next twelve (12) months (“Rolling Forecast”). In no event shall any such forecasted amounts be deemed to represent an order for Products hereunder, but each such Rolling Forecast shall be submitted by Mallinckrodt to Intellipharmaceutics in good faith and shall be as accurate as possible under the applicable circumstances. In no event shall Intellipharmaceutics be required to supply during any period covered by any Rolling Forecast more than one hundred twenty five percent (125%) of the total amount of Products covered by such forecast, but Intellipharmaceutics shall use reasonable commercial efforts to supply any amounts of Product ordered hereunder by Mallinckrodt to the extent in excess of such amount.
(d) For purposes hereof “Standard Cost” shall mean, with respect to any unit of any Product SKU, the standard manufacturing cost incurred by Intellipharmaceutics to manufacture and package in labeled and fully finished form any such unit, calculated as of any given time in accordance with generally accepting accounting principles as consistently applied and otherwise in accordance with the principles set forth on Exhibit A attached hereto and excluding the amount of any capital expenditure unless and to the extent (i) related solely to the supply of Products hereunder and (ii) approved in advance by Mallinckrodt (which approval shall not unreasonably be withheld) (collectively the “Calculation Principles”). The Standard Cost of each Product SKU then available or that will soon be available shall be notified in writing to Mallinckrodt by Intellipharmaceutics at least thirty (30) days prior to the beginning of each Contract Year during the term hereof along with all supporting information and documentation necessary to demonstrate that the calculation of (including any increase or decrease of) each such Standard Cost was accomplished in accordance with the Calculation Principles (“Annual Standard Cost Notice”). Any Standard Costs so notified to Mallinckrodt will be effective as of the beginning of the applicable Contract Year and shall remain firm for orders placed for any Products by Mallinckrodt at any time during such Contract Year. Standard Cost for all Product SKUs will be adjusted effective for the immediately subsequent Contract Year (for each Contract Year that occurs during the term hereof), upward or downward, based on manufacturing variances experienced during the immediately preceding Contract Year (i.e., increases or decreases in the cost to Intellipharmaceutics of all raw materials, directly associated regulatory compliance costs, directly allocated labor costs, any allocation of directed overhead and burden) consistent in all cases with the Calculation Principles, and the calculation of and supporting information and documentation associated with any such increase or decrease of the Transfer Price of any Product SKU shall form part of the Annual Standard Cost Notice required to be given by Intellipharmaceutics to Mallinckrodt in accordance with this Section 6(d).
(e) Mallinckrodt shall collect and pay all customs duties or sales, use, excise, or other similar taxes and any personal property taxes or other similar taxes (but not any income taxes) in connection with any transactions contemplated hereby. Intellipharmaceutics agrees to collect and remit any such taxes, if and as required to do so under the laws of any jurisdiction. To
*Omitted and filed separately with the Securities and Exchange Commission under a request for confidential treatment.

CSK/Intellipharmaceutics CommercializationAgr5	September 28, 2016

the extent any such taxes must be paid by Intellipharmaceutics, Mallinckrodt shall pay Intellipharmaceutics for the amount of such taxes no later than ten (10) days before Intellipharmaceutics is required to remit the amount of such taxes to any governmental authorities, if and to the extent Mallinckrodt has been made aware of such payment deadline by Intellipharmaceutics at least thirty (30) days in advance of the occurrence of such deadline. Each party shall cooperate with the other party and take any action reasonably requested which docs not cause such party to incur any material cost or inconvenience in order to minimize any such taxes that may be payable in connection with any transactions contemplated hereby, including providing sales and use exemption certificates or other documentation necessary to support sales or use tax exemptions. Intellipharmaceutics and Mallinckrodt agree to provide each other information and data that each may from time to time reasonably request and otherwise fully cooperate with each other in connection with (i) the reporting of any such taxes payable, (ii) any relevant audit, and (iii) any assessment, refund claim or proceeding relating to any such taxes payable.

7. Certain Other Matters Relative to Supply of Products.
(a) If, within twenty (20) days after its receipt of any volume of any Product (or, in the case of latent defects, within twenty (20) business days after any defect becomes known), Mallinckrodt reasonably determines that any volume of any Product is defective in material or workmanship, not in conformance with the applicable specifications, is adulterated or otherwise fails to meet any requirement hereof (any Product meeting any or all of the foregoing circumstances being hereinafter referred to as “Defective Product”), then Mallinckrodt, at its sole option, may reject and return any such Defective Product. At the time of any such rejection, Mallinckrodt shall provide Intellipharmaceutics with a written notice describing in detail the circumstances surrounding the rejection and Mallinckrodt’s reasons therefor. Any Product received by Mallinckrodt from Intellipharmaceutics that has not been rejected by Mallinckrodt within twenty (20) days after receipt (or, in the case of latent defects, within twenty (20) days after any defect becomes known) shall be deemed to have been accepted for all purposes hereof. If, within twenty (20) days of being notified by Mallinckrodt of its rejection of any Product as Defective Product, Intellipharmaceutics reasonably disagrees that such Product was properly rejected by Mallinckrodt as Defective Product, Intellipharmaceutics shall notify Mallinckrodt in writing of such fact and the specific reasons therefor, but if Intellipharmaceutics fails to so notify Mallinckrodt within such twenty (20) day period, the Product in question will be deemed properly to have been rejected by Mallinckrodt. After receipt by Mallinckrodt of any such notice from Intellipharmaceutics, Intellipharmaceutics and Mallinckrodt will attempt amicably to settle the dispute concerning any allegedly Defective Product, but if they are unable to do so within thirty (30) days after the date of any Intellipharmaceutics notice, the parties will jointly select a third party expert acceptable to each party to make a final determination as to whether or not Product in question was Defective Product and therefore properly rejected. The fees and expenses of such third party expert will be paid by the party whose determination was in error as to whether or not Product was Defective Product and therefore properly rejected. If Mallinckrodt has properly rejected Defective Product, the Defective Product will be destroyed by Mallinckrodt in a manner meeting all applicable laws, rules and regulations and Intellipharmaceutics shall be responsible for the costs of any such destruction or disposal. The amount already paid (if any) by Mallinckrodt to Intellipharmaceutics for any properly rejected Defective Product that is destroyed or disposed of shall be refunded by Intellipharmaceutics to Mallinckrodt or credited against other payments due hereunder (at Mallinckrodt’s option) promptly upon written request from Mallinckrodt. Intellipharmaceutics shall, if no refund is to be issued or credited, replace any Defective Product

CSK/Intellipharmaceutics CommercializationAgr5	September 28, 2016

properly rejected by Mallinckrodt in accordance herewith at no additional cost to Mallinckrodt, and it is understood that Mallinckrodt’s sole remedy for Product that has been properly rejected shall be either the refund or crediting of any amounts paid for such Product or the replacement of any properly rejected Product with new Product that meets all applicable specifications and all other requirements hereof.
(b) Mallinckrodt shall be responsible for handling all complaints relating to and any recalls or similar actions with respect to Product distributed and sold by Mallinckrodt, but Intellipharmaceutics will make available appropriate personnel to provide consultation and assistance to Mallinckrodt at all reasonable times to help Mallinckrodt provide the appropriate response to any Product complaints it receives. If Mallinckrodt reasonably decides to or is required to initiate a product recall or withdrawal with respect to, or if there is any governmental seizure of, any Product sold or offered for sale in the Exclusive Market, Mallinckrodt will notify Intellipharmaceutics promptly of the details regarding such action, including providing copies of all relevant documentation concerning such action. Notwithstanding the preceding provisions of this Section 7(b), Intellipharmaceutics shall have the right to initiate any recall or product withdrawal of Product sold or offered for sale in the Exclusive Market in the event Mallinckrodt fails to do so if, in any given set of circumstances, Intellipharmaceutics becomes aware of facts or circumstances from which it determines that any such action is reasonably necessary given the requirements of applicable law. Regardless of which party initiates a recall or withdrawal, each party will assist the other as required in investigating any such situation, and the party initiating any such action will handle required contact and communication with regulatory agencies. If any such recall, withdrawal or seizure occurs due solely to (i) a failure of any lot of Product manufactured by Intellipharmaceutics hereunder to conform to applicable specifications, required manufacturing processes, or any warranty or other requirement set forth in this Agreement, (ii) the failure by Intellipharmaceutics (or anyone on its behalf) to comply in all material respects with any applicable law, rule, regulation, standard, court order or decree or (iii) the negligent or intentional wrongful act or omission of Intellipharmaceutics in connection with the production of any such Product, then Intellipharmaceutics shall bear the full cost and expense of, any such seizure, recall, withdrawal or field correction, including without limitation finished product replacement to the market from which there was a seizure, recall, withdrawal or field correction and any and all third party fees such as (by way of example) fees charged by wholesalers whose aid might be required in connection with the recall process; provided that, such cost and expense shall be limited to reasonable, actual and documented expense incurred by Mallinckrodt for such seizure, recall, withdrawal or correction, and replacement of or refund for Product withdrawn or recalled. If any such recall, withdrawal or seizure occurs due solely to (i) the failure by Mallinckrodt (or anyone on its behalf) to comply with any applicable law, rule, regulation, standard court order or decree, (ii) the negligent or intentional wrongful act or omission of Mallinckrodt in connection with this Agreement or (iii) any act or omission to act by Mallinckrodt (or anyone on its behalf) in connection with the use, marketing, promotion, sale, distribution, storage, possession, handling or transportation of Product, then Mallinckrodt shall bear the full cost and expense of any such seizure, recall or withdrawal in a manner consistent with the limitations set forth in the immediately preceding sentence. If both Intellipharmaceutics and Mallinckrodt contribute to the cause of a seizure, recall or withdrawal, the cost and expenses thereof will be shared in proportion to each party’s contribution to the problem in accordance with the principles of responsibility and limitations set forth in this Section 7(b).

CSK/Intellipharmaceutics CommercializationAgr5	September 28, 2016

(c) Upon request, Intellipharmaceutics will furnish to Mallinckrodt pertinent portions of all inspection reports and correspondence from any governmental authority (including the FDA) related to or in any manner affecting Intellipharmaceutics’ supply of Product hereunder as and when these become available to Intellipharmaceutics. Intellipharmaceutics will also notify Mallinckrodt promptly (i.e., within five (5) business days) of any warning (including any FDA Form 483), citation, indictment, claim, lawsuit or proceeding issued or instituted by any governmental entity or agency (including the FDA) against Intellipharmaceutics or any of its affiliates or of any revocation of any relevant license or permit issued to Intellipharmaceutics, to the extent that any relate directly to Intellipharmaceutics’ supply of Product or performance of its other obligations hereunder. Mallinckrodt shall, finally, have the right, once during each Contract Year, upon reasonable advance written request, and during the term hereof, to inspect Intellipharmaceutics’ batch records relative to production hereunder.
(d) In the event either party becomes aware of (i) any adverse drug experience or reaction or other information indicating that any Products have any toxicity, sensitivity reactions or have otherwise been alleged to cause illness or injury of any kind or are adulterated, (ii) any product complaints made by customers or that will or could cause a field alert to be issued or (iii) any out-of- specification results or deviations from the approved manufacturing process that might in any manner adversely affect any Product or its supply hereunder, that party shall provide the other party with all data or other information reasonably available that the other party may reasonably require in connection with any reports or correspondence that either party is required to file with any governmental authority relative to the Product(s) in question. At all times during the term hereof, either party will notify the other promptly (i.e., within three (3) business days) if a party becomes aware of an occurrence of any of the events described in clauses (i), (ii) or (iii) of the immediately preceding sentence. It is understood by the parties that Mallinckrodt shall, with respect to the Products sold and offered for sale in the Exclusive Market, have sole and complete responsibility for responding to any adverse drug reaction reports or product complaints or for making any contact with customers or any regulatory agencies concerning any such problems, consistent with Mallinckrodt’s then existing procedures for handling such matters; provided that, Intellipharmaceutics shall provide Mallinckrodt with any available information or data, or with any available expertise that Mallinckrodt reasonably requires in connection therewith. Notwithstanding the provisions of Section 1(b), Mallinckrodt shall be solely responsible for conducting and paying for any required pharmacovigilance program relative to the Products consistent with then applicable laws, rules and regulations in the Territory.
(e) Within five (5) business days of Intellipharmaceutics’ discovery that any lot of Product is out-of-specification (which would include, without limitation, any stability failure or trend analysis indicating a likely stability failure prior to lot expiration date), Intellipharmaceutics will notify Mallinckrodt of such fact along with details concerning the nature of any such failure to meet applicable specifications. Intellipharmaceutics will make such further internal investigation of any failure to meet applicable specifications that is appropriate under the circumstances and otherwise consistent with its obligations hereunder.
(f) [*] during the term, Mallinckrodt, through its employees, consultants or other representatives, will have the right during normal business hours and upon advance arrangement with Intellipharmaceutics to inspect Intellipharmaceutics’ operations at the Facility to determine whether or not Intellipharmaceutics is complying in all material respects with
*Omitted and filed separately with the Securities and Exchange Commission under a request for confidential treatment.

CSK/Intellipharmaceutics CommercializationAgr5	September 28, 2016

any of its manufacturing obligations hereunder. Mallinckrodt warrants that all such inspections and audits shall be carried out in a manner calculated not to unreasonably interfere with Intellipharmaceutics’ conduct of business at the Facility and to insure the continued confidentiality of Intellipharmaceutics’ other business and technical information. Further, Mallinckrodt agrees to comply with all of Intellipharmaceutics’ safety and security requirements during any visits to the Facility.
(g) Within sixty (60) days after the date hereof, the parties will enter into a mutually acceptable quality and pharmacovigilance agreement relative to the supply and commercial distribution of the Products hereunder, which shall be attached hereto as Exhibit B. In the event of any conflict or inconsistency between the provisions of this Agreement and the provisions of any quality and pharmacovigilance agreement, the provisions of this Agreement shall prevail in every case.
8. Distribution by Mallinckrodt.
(a) Mallinckrodt shall have the right to sell Products in the Exclusive Market and, subject to any amounts due and payable by Mallinckrodt to Intellipharmaceutics in accordance with the express provisions hereof (including, without limitation, any payments to be made in accordance with Section 3 hereof), all revenues, profits and other amounts derived by Mallinckrodt from any such sales shall be for the sole account of Mallinckrodt. Further, the prices at which Mallinckrodt resells Products shall, in every case, be entirely at the discretion of Mallinckrodt and Mallinckrodt shall not seek consultation with Intellipharmaceutics on the appropriate level of pricing to be invoiced or quoted in any one or more circumstances.
(b) During the existence of this Agreement, Mallinckrodt shall use commercially reasonable efforts to market and sell Products in the Exclusive Market. In particular, but without limitation, Intellipharmaceutics and Mallinckrodt are also agreed on the following:
(i)
Mallinckrodt shall establish and maintain such places of business and shall maintain such sales force as shall be necessary to provide good customer service and support and good marketing coverage and promotion for the Products throughout the Exclusive Market.
(ii)
Mallinckrodt will utilize, at its own expense, such advertising relative to the sale, marketing and use of Products as may be commercially useful and necessary. Mallinckrodt shall be responsible for printing and providing all product literature and promotional brochures (if any) relative to Products at its own cost and expense, provided that, the substantive content of all such literature will be subject to review and approval by Intellipharmaceutics prior to use by Mallinckrodt, which approval will not unreasonably be withheld or delayed. During the existence of this Agreement, Mallinckrodt shall not discount the Product to promote other products of Mallinckrodt.
(iii)
In order to focus its marketing efforts to achieve maximum results Mallinckrodt shall confine its marketing and sales efforts relative to Products to the Exclusive Market, absent the advance written agreement of

CSK/Intellipharmaceutics CommercializationAgr5	September 28, 2016

Intellipharmaceutics to the contrary; provided that, the foregoing shall not be interpreted as preventing Mallinckrodt from continuing or commencing, in any market or to any set of customers, the sale or marketing of any current or future product offering of Mallinckrodt or any of its affiliates.
(iv)
At no time during the performance of its duties hereunder will Mallinckrodt disparage Products, cast Products in an unfavorable light, or misrepresent in any fashion the capabilities, qualities or characteristics of Product.
(v)
Mallinckrodt shall comply in all material respects with all applicable laws, rules and regulations affecting or relating to the purchase, storage, handling, registration, distribution and sale of Products (as applicable).
(vi)
Mallinckrodt shall maintain for a period of at least five (5) years from the date of creation, accurate and transparent books and records in accordance with generally accepted accounting principles for all sales, transactions, marketing or other activities relating to Product.
(vii)
Mallinckrodt will book all sales of Products in accordance with generally accepted accounting principles, as consistently applied by Mallinckrodt, and will, in connection therewith, process and settle all Product returns, discounts, chargebacks, rebates and other allowances and adjustments.
(vii)
Mallinckrodt shall pay all disbursements, costs and expenses incidental to Mallinckrodt’s performance under this Agreement, including, without limitation, (i) sales and office expenses, (ii) travel, salary, commission or other compensation expenses of Mallinckrodt’s employees, representatives, agents, contractors and consultants, and (iii) postal, courier, telephone and facsimile charges.
(ix)
Mallinckrodt shall not appoint sub-distributors or other representatives or agents, or otherwise subcontract any of Mallinckrodt’s duties hereunder, without Intellipharmaceutics’ prior written consent (which shall not unreasonably be withheld or delayed), and Mallinckrodt will, in any event, remain responsible for performance of its obligations as distributor for Products in the Exclusive Market.
(x)
Mallinckrodt will perform any other tasks and obligations reasonably necessary for or incident to the commercially reasonable marketing, sale and distribution of Products to the Exclusive Market.
(xi)
During the Term, neither Party nor its Affiliates will, directly or through a Third Party, develop, make, have made, import, market or sell a “Competing Product” in the Exclusive Market. A “Competing Product”, for this purpose shall mean any product that is not the Product and is not sold under the Intellipharmaceutics ANDA, which is AB-Rated to the Reference Product. Notwithstanding the preceding portions of this clause (xi), the foregoing restriction shall not apply with respect to any product or

CSK/Intellipharmaceutics CommercializationAgr5	September 28, 2016

line of products (whether or not they are Competing Products for purposes hereof) that may be acquired by Mallinckrodt from any third party in connection with the acquisition by Mallinckrodt of any entity or entities, or business unit from such third party (regardless of the form of any transaction or that may be acquired in connection with any acquisition of all or a relevant portion of the Mallinckrodt family of companies or its assets, or in connection with any merger with or combination of Mallinckrodt and/or its affiliates with any third party (regardless of the form of any transaction) provided that the aggregate revenue of any product or line of products so acquired that would otherwise be treated as Competing Products hereunder represent no more than [*] percent ([*]%) of the total revenue of the business, entity or entities or assets so acquired by Mallinckrodt. In the event that Mallinckrodt continues to market, sell or offer for sale any such Competing Product in the Exclusive Market for a period extending more than one (1) year beyond the effective date of acquisition of such Competing Product, Intellipharmaceutics shall have the right to terminate this Agreement effective upon thirty (30) days’ notice to Mallinckrodt as to the Product hereunder affected by the continued commercialization of such Competing Product by Mallinckrodt and, if and only if the Product has been commercialized by Mallinckrodt for a period of at least [*] ([*]) [*] prior to the effective date of termination, shall receive from Mallinckrodt a termination payment equal to the sum of the Aggregate Standard Margin Payments due in respect of the Product with respect to the [*] ([*]) [*] elapsing immediately prior to the effective date of termination.
9. Confidentiality.
(a) Except as otherwise provided in this Section 9, while this Agreement is in effect and for a period of five (5) years thereafter, each party shall maintain in confidence and use only for purposes specifically authorized under this Agreement all confidential and/or proprietary information and data, received from the other party (whether in written or recorded form, disclosed orally or disclosed by means of examination or inspection), which information and data shall be referred to hereinafter as “Information.”
(b) To the extent it is reasonably necessary or appropriate to fulfill its obligations or exercise its rights under this Agreement, a party may disclose Information to its affiliates, consultants, agents and representatives it is otherwise obligated under this Section 9 not to disclose, only on a need-to-know basis and only on condition that such entities or persons agree to keep the Information confidential for the same time periods and to the same extent as such party is required to keep the Information confidential and agree to use such Information only for purposes relevant to the performance by a party of its obligations under this Agreement, or any agreement entered into in connection herewith.
(c) In addition to the exceptions to non-disclosure set forth in Section 9(b) above, the obligation not to disclose or to misuse Information shall not apply to any part of such Information that: (i) is or becomes part of the public domain other than by unauthorized acts of the party obligated not to disclose such Information or those of its affiliates, or its or their consultants,
*Omitted and filed separately with the Securities and Exchange Commission under a request for confidential treatment.

CSK/Intellipharmaceutics CommercializationAgr5	September 28, 2016

agents and representatives, (ii) can be shown by competent evidence to have been disclosed to the receiving party or its affiliates, or to its or their consultants, agents and representatives, by a third party without violation of an obligation of confidentiality with respect to such disclosure, (iii) can be demonstrated by competent evidence already to have been in possession of the receiving party or its affiliates, or its or their consultants, agents, representatives and clinical investigators prior to disclosure under this Agreement, provided such Information was not obtained directly or indirectly from any third party that was under an obligation of confidentiality with respect to such Information and in violation of such obligation, (iv) can be demonstrated by competent evidence to have been independently developed by the receiving party or its affiliates, or by its or their consultants, agents and representatives, without breach of any of the provisions of this Agreement, or (v) is disclosed by the receiving party or its affiliates, or by its or their consultants, agents and representatives, pursuant to interrogatories, requests for information or documents, subpoenas or civil investigative demands (or similar process) issued by a court or governmental agency or pursuant to any other requirement of law, provided that the party so disclosing, if at all possible, notifies the other party prior to any such disclosure so that such other party (at its own expense, but with the cooperation of the receiving party) can seek a protective order or other order limiting or preventing disclosure (if and to the extent available under the circumstances), and provided further that the party so disclosing furnishes only that portion of the Information which it is legally required to disclose under the circumstances. The party relying on one or more of the above exceptions shall have the burden of establishing the applicability of such exception in any particular set of circumstances.
(d) Intellipharmaceutics and Mallinckrodt each agree not to disclose any terms or conditions of this Agreement (or any agreement entered into in connection herewith) to any third party without the prior consent of the other party, except as required by applicable law. If either party determines that it is required to file this Agreement (or any agreement entered into in connection herewith) with any governmental agency for any reason, such party shall request confidential treatment of such portions of this Agreement (or such other agreement) as either party hereto shall deem appropriate.
(e) In protecting the other party’s Information from improper use or disclosure, the receiving party shall exercise the same degree of care in protecting such Information as it uses in protecting the confidentiality of its own Information, but in any event shall exercise no less than a reasonable degree of care.
(f) The parties hereto agree that remedies at law may be inadequate to protect a party against any breach by the other party (or any other person acting in concert with such other party or on its behalf) of any of the provisions of this Section 9. Accordingly, each party shall be entitled to seek the granting of injunctive relief or other equitable relief (or any similar remedy) from a court of competent jurisdiction against any action that constitutes any breach of this Section 9, in addition to any monetary damages or other similar relief to which a party may be entitled, without the necessity of posting a bond or any other form of financial assurance.
10. Indemnification and Limitations of Liability.
(a) Subject to all of the applicable provisions of this Section 10, Intellipharmaceutics agrees to defend, indemnify and hold Mallinckrodt and its affiliates harmless

CSK/Intellipharmaceutics CommercializationAgr5	September 28, 2016

from and against any and all demands, claims, actions, causes of action, assessments, losses, damages, injuries, liabilities, costs and expenses (including, without limitation, reasonable attorneys’ fees and expenses) of Mallinckrodt and its affiliates, directly or indirectly related to, arising out of or resulting from:
(i) any breach or failure of or liability under any of the representations, warranties or covenants of Intellipharmaceutics contained herein,
(ii) actual or asserted violations of any applicable law by Intellipharmaceutics or its affiliates,
(iii) Intellipharmaceutics’ manufacture and supply of Products hereunder, and
(iv) any negligent or wrongful act or omission to act by Intellipharmaceutics or its affiliates in any manner in connection with performance hereunder.
(b) Subject to all of the applicable provisions of this Section 10, Mallinckrodt agrees to defend, indemnify and hold Intellipharmaceutics and its affiliates harmless from and against any and all demands, claims, actions, causes of action, assessments, losses, damages, injuries, liabilities, costs and expenses (including, without limitation, reasonable attorneys’ fees and expenses) of Intellipharmaceutics and its affiliates, directly or indirectly related to, arising out of or resulting from:
(i) any breach or failure of or liability under any of the representations, warranties and covenants of Mallinckrodt contained herein,
(ii) actual or asserted violations of any applicable law by Mallinckrodt or any of its affiliates or representatives,
(iii) Mallinckrodt’s, its affiliates’ and its representatives’ marketing, distribution, sale, offer for sale, handling and storage of Product, and
(iv) any negligent or wrongful act or omission to act by Mallinckrodt or its affiliates or representatives in any manner in connection with performance hereunder.
(c) Unless and to the extent otherwise specifically provided herein, a party or any of its affiliates (the “Indemnitee”) that intends to claim indemnification under this Section 10 with respect to any third party claim or action shall promptly notify the other party (the “Indemnitor”) of any loss, claim, damage, or liability arising out of any third party claim or action in respect of which the Indemnitee intends to claim such indemnification, and the Indemnitor shall assume the defense thereof with counsel of its own choosing; provided, however, that an Indemnitee shall have the right to retain its own counsel, with the fees and expenses to be paid by the Indemnitor only if representation of such Indemnitee by the counsel retained by the Indemnitor, in the opinion of an independent counsel chosen by both parties, would be inappropriate due to actual or potential differing interests between such Indemnitee and any other party represented by such counsel in such proceedings. An Indemnitee shall not be entitled to indemnification under

CSK/Intellipharmaceutics CommercializationAgr5	September 28, 2016

this Section 10 if any settlement or compromise of a third party claim is effected by the Indemnitee without the consent of the Indemnitor, which consent shall not be unreasonably withheld or delayed. An Indemnitee shall not be entitled to indemnification with respect to any third party claim in an amount in excess of the amount which such third party has unequivocally, without other conditions and in writing agreed with the Indemnitor it is willing to accept in settlement or compromise of any such third party claim. An Indemnitor shall not enter into any settlement or compromise of any third party claim or consent to the entry of any judgment or other order with respect to any claim which does not contain, as a part thereof, an unconditional release of the Indemnitee for liability for all loss, cost or damage that may arise from such claim or which does contain any injunctive or other non-monetary relief that might in any way interfere with the future conduct of business by the Indemnitee. The failure by the Indemnitee to deliver notice to the Indemnitor within a reasonable time after the commencement of any such third party claim or action, if materially prejudicial to the Indemnitor’s ability to defend such action, shall relieve such Indemnitor of any liability to the Indemnitee under this Section 10. An Indemnitee, and its employees, agents and representatives, shall cooperate fully with the Indemnitor and its legal representatives, at the Indemnitor’s expense for out-of-pocket costs, in the investigation of any action, claim or liability covered by this indemnification.
(d)           In no event shall either party (or any of its affiliates) be liable for any special, indirect, consequential, exemplary or punitive damages of any nature (including, without limitation, lost profits, business interruption, lost opportunities or loss of goodwill) relating to its performance hereunder, regardless of whether such damages arise out of this Agreement or out of any form of action arising in tort, strict liability or otherwise, and regardless  of whether a party has been advised of the possibility of such damages and whether or not such damages are reasonably foreseeable under the circumstances.
11. Termination and Expiration.
(a) In addition to any other rights a party may have to terminate set forth elsewhere in this Agreement (including, without limitation, Mallinckrodt’s rights to terminate this Agreement pursuant to Section 1(c) above), this Agreement may be terminated by either party, as to all or any one or more Products, effective upon notice (i) by reason of a material breach or breaches of this Agreement (other than as provided in clauses (ii) or (iii) below) if the breaching party fails to remedy such breach or breaches within sixty (60) days after written notice thereof by the non-breaching party, (ii) if the other party fails to make any payments of any kind as and when due hereunder and such failure is not remedied within sixty (60) days after written notice thereof by the nonbreaking party (unless and to the extent there exists a good faith dispute as to the amount of any such payment due), or (iii) upon the bankruptcy, insolvency, dissolution or winding up the other party, except, in the case of a petition relative to any of the immediately foregoing filed involuntarily against a party if such petition is dismissed within sixty (60) days of the date of its filing. Notwithstanding the immediately preceding portions of this Section 11(a), a party shall not be deemed to be in breach hereof if any acts or omissions to act that would otherwise constitute a breach hereunder are the subject of a good faith dispute that is subject to resolution in accordance with internal procedures established herein unless and until such internal procedures have been fully exhausted.

CSK/Intellipharmaceutics CommercializationAgr5	September 28, 2016

(b) Unless and to the extent otherwise explicitly set forth herein, the expiration or termination of this Agreement for any reason shall not relieve the parties of any obligation that accrued hereunder or under any agreement entered into in connection herewith prior to such expiration or termination.
(c) In the event that this Agreement expires or is rightfully terminated by either party pursuant to Section 11(a), or by Mallinckrodt pursuant to Section 1(c) above, as to any one or more Products, the following shall apply:
(i) Subject to clause (ii) of this Section 11(c) set forth below, Mallinckrodt, and any permitted distributor or sub-licensee, shall cease the marketing, sale and distribution of any applicable Product(s) effective upon the date of expiration or termination as to such Product(s) except that Mallinckrodt shall have one (1) year subsequent to the effective date of any expiration or termination to sell or otherwise dispose of its inventory of such Product(s) on hand as of the effective date of termination or expiration as well as the amount of any such Product(s) purchased by Mallinckrodt or such permitted distributor or sub-licensee pursuant to purchase orders accepted by Intellipharmaceutics prior to the effective date of termination or expiration (unless and to the extent the parties agree on the cancellation of any such purchase orders),
(ii) Mallinckrodt shall, from and after the effective date of termination or expiration hereof, (A) continue to perform all of its obligations as a distributor hereunder with respect to any sales of applicable Product(s) made after the date of termination or expiration pursuant to clause (i) of this Section 11(c), (B) continue to perform its obligations under any contracts or arrangements it has entered into with third parties relative to the supply or sale of Product(s) if and to the extent any such contracts are not terminable on or before the effective date of termination or expiration without penalty, (C) continue to honor all warranty or service obligations or any other standard commercial obligations (e.g., product returns, rebates, allowances, chargebacks, etc.) made by Mallinckrodt or anyone on Mallinckrodt’s behalf with respect to Product(s) sold either before or after the effective date of termination or expiration, until the expiration of all such warranties or other obligations, and (D) continue to fulfill all regulatory obligations under the quality and pharmacovigilance agreement between the parties,
(iii) all amounts payable by one party to the other hereunder with respect to any Product as to which this Agreement has been terminated or expired shall become due and payable within one hundred twenty (120) days after the effective date of any termination or expiration, and
(iv) upon any termination of this Agreement with respect to any Product or Products, all rights in such Product or Products shall revert forthwith and in full to Intellipharmaceutics, including all rights to license or sell such Product or Products to third parties in the sole discretion of Intellipharmaceutics.

CSK/Intellipharmaceutics CommercializationAgr5	September 28, 2016

(d) The provisions of this Agreement shall survive termination or expiration hereof in whole or in part, to the extent necessary for them to be fully performed in accordance with their express terms or in accordance with the intent of the parties hereto.
12. Licenses.
(a) Mallinckrodt hereby grants to Intellipharmaceutics a non-exclusive license in and to Mallinckrodt’s trade names, trademarks and trade dress for the sole purpose and only to the extent necessary for carrying out Intellipharmaceutics’ obligations to label Product in a manner consistent with the requirements of Section 1(b) above. The foregoing license shall be co-extensive with this Agreement and, therefore, will automatically terminate on the date of expiration or termination hereof, subject only to the requirements of Section 11(c) above. The goodwill associated with the trade names, trademarks and trade dress licensed under this Section 12(a) shall remain the property of and inure to the benefit of Mallinckrodt, and Intellipharmaceutics shall follow all of Mallinckrodt’s reasonable directions concerning the use of such trade names, trademarks and trade dress and shall take no action or omit to take any action that might disparage or otherwise damage the goodwill or any other value associated therewith.
(b) Intellipharmaceutics will grant to Mallinckrodt a non-exclusive license in and to the ANDA for each Product (as and when granted by the FDA) for the sole purpose and only to the extent necessary for carrying out Mallinckrodt’s obligations hereunder to market, sell and distribute Products in the Exclusive Market. The foregoing license shall be coextensive with this Agreement and, therefore, will automatically terminate on the date of expiration or termination hereof, subject only to the requirements of Section 11(c) above.
13. Miscellaneous.
(a) Neither party shall be held liable or responsible to the other party nor be deemed to have defaulted under or breached this Agreement for failure or delay in fulfilling or performing any term of this Agreement when such failure or delay is caused by or results from causes beyond the reasonable control of the affected party, including but not limited to fire, floods, earthquakes, embargoes, war, acts of war (whether war is declared or not), epidemics, insurrections, riots, civil commotions, the existence or administration of any laws, rules or regulations, strikes, lockouts or other labor disturbances, acts of God or acts, omissions or delays in acting by any governmental authority or the other party; provided, however, that the party so affected shall use reasonable commercial efforts to avoid or remove such causes of nonperformance, and shall continue performance hereunder with reasonable dispatch whenever such causes are removed, and provided further that such occurrence is not the result of any failure by such party to perform fully its obligations hereunder, which failure is not itself caused by an event of force majeure. Each party shall provide the other party with prompt written notice of any delay or failure to perform that occurs by reason of force majeure. The parties shall mutually seek a resolution of the delay or the failure to perform as noted above.
(b) This Agreement may not be assigned or otherwise transferred by either party without the prior written consent of the other party, except that either party may, without such consent, assign its rights and obligations under this Agreement (i) in connection with a corporate reorganization to any affiliate or (ii) to an unrelated third party in connection with a

CSK/Intellipharmaceutics CommercializationAgr5	September 28, 2016

merger, consolidation or a sale of substantially all of its assets relating to the performance of its obligations hereunder. Any purported assignment in violation of the preceding sentence shall be void. Any permitted assignee shall be deemed to have assumed all obligations of its assignor under this Agreement.
(c) Should one or more provisions of this Agreement be or become invalid or unenforceable, the parties hereto shall substitute, by mutual consent, valid and enforceable provisions for such invalid or unenforceable provisions which new provisions, in their economic and other effects, are sufficiently similar to the invalid or unenforceable provisions that it can be reasonably assumed that the parties would have originally entered into this Agreement with such new provisions. In case such new provisions cannot be agreed upon, the invalidity or unenforceability of one or several provisions of this Agreement shall not affect the validity of this Agreement as a whole or the validity of any portions hereof, unless the invalid or unenforceable provisions are of such essential importance to this Agreement that it is to be reasonably assumed that the parties would not originally have entered into this Agreement without such invalid or unenforceable provisions.
(d) Any consent, notice or report required or permitted to be given or made under this Agreement by one of the parties hereto to the other shall be in writing, delivered personally or by facsimile (and promptly confirmed by telephone, personal delivery or courier) or courier, postage prepaid (where applicable), addressed to such other party at its address indicated below, or to such other address as the addressee shall have last furnished in writing to the addressor and shall be effective upon receipt by the addressee.
If to Intellipharmaceutics:
Intellipharmaceutics Corp.
30 Worcester Road,
Toronto, Ontario
Canada M9W 5X2
Attn: Dr. Amina Odidi, President
Telephone: (416) 798-3001 Ext. 103
Facsimile: (416) 798-3007
Email: aodidi@intellipharmaceutics.com

with a copy to:
Intellipharmaceutics Corp.
30 Worcester Road,
Toronto, Ontario
Canada M9W 5X2
Attn: Vice President, Legal Affairs & Licensing
Telephone: (416) 798-3001 Ext. 104
Facsimile: (416) 798-3007

If to Mallinckrodt:
Mallinckrodt LLC
675 McDonnell Boulevard
Hazelwood, Missouri 63042
Attn: George Kegler, Interim President Multisource
  and VIP, Finance
                                                                                        Telephone: 314-654-6883

CSK/Intellipharmaceutics CommercializationAgr5	September 28, 2016

with a copy to:
Mallinckrodt LLC
325 McDonnell Boulevard
Hazelwood, Missouri 63042
Attn: Jerad G. Seurer, Vice President and Group
General Counsel
                                                                                        Telephone: (314) 654-3814
(e) This Agreement shall be governed by and construed in accordance with the laws of the State of New York, United States of America, without giving effect to its conflict of laws provisions that might apply the law of another jurisdiction.
(f) Unless and to the extent there is already a dispute resolution mechanism provided herein with respect to any dispute or controversy relative to one or more specific issues that is expressly applicable to such dispute or controversy, in the event of any dispute between the parties, they will work in good faith to resolve any such dispute as soon as possible through discussion and negotiation between appropriate members of their executive management. In the event that, within a reasonable period of time, not to exceed sixty (60) days from and after the date when such dispute arises, they are unable to resolve any such dispute, each party submits to the exclusive jurisdiction of any court sitting in the State of New York (but with preference for a United States federal court in the Southern District of New York with appropriate subject matter jurisdiction), in any action or proceeding arising out of or relating to this Agreement. Each party will waive any defense of inconvenient forum to the maintenance of any such action or proceeding and waives any bond, surety, or other security that might be required of any other party with respect thereto. Each party will agree that a final judgment in any such action or proceeding shall be conclusive and may be enforced anywhere in the world by suit on the judgment or in any other manner provided by law or in equity. Notwithstanding the preceding portions of this subsection (f), including the immediately preceding sentence, neither party shall not be precluded from filing a lawsuit or other action with a court of appropriate jurisdiction in New York at any time, for any legal or equitable remedy (including injunctive relief), to redress any violation of Section 9 hereof.
(g) This Agreement, together with the exhibits and appendices hereto, contains the entire understanding of the parties with respect to the subject matter hereof. All express or implied agreements and understandings, either oral or written, heretofore made are expressly merged in and made a part of this Agreement. This Agreement may be amended, or any term hereof modified, only by a written instrument duly executed by authorized representatives of both parties hereto.
(h) The captions to the several articles and sections hereof are not a part of this Agreement, but are merely guides or labels to assist in locating and reading the several articles and sections hereof.
(i) The waiver by a party hereto of any right hereunder or the failure of a party to object on any occasion to a breach or failure of performance by the other party shall not be deemed a waiver of a party’s other rights hereunder or its right, on any subsequent occasion, to object to a breach by the other party of any terms hereof or to insist upon the performance by the other party of its obligations hereunder.

CSK/Intellipharmaceutics CommercializationAgr5	September 28, 2016

(j) This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.
(k) This Agreement will not constitute or create any relationship of agency, partnership or joint venture between Mallinckrodt and Intellipharmaceutics and neither Mallinckrodt nor Intellipharmaceutics will have power to incur any obligations on behalf of or to pledge the credit of the other party in any manner whatsoever. No provision of this Agreement is intended or shall be construed to benefit any third party.
(l) Each party acknowledges that: (i) it has had the opportunity to seek legal counsel with respect to the negotiation and drafting of this Agreement, (ii) the terms of this Agreement are the result of arms’ length negotiations, and (iii) the terms of this Agreement shall not be construed against either party as the drafter.
(m) Neither party will issue any press release or make any other public disclosure of the nature of or existence of this Agreement without the prior written consent of the other party; provided that, either party may make such disclosure of the nature and existence of this Agreement as its counsel shall determine, in the exercise of reasonable judgment, is legally required.
IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first set forth above.
INTELLIPHARMACEUTICS CORP.
By: /s/ Amina Odidi
MALLINCKRODT LLC
By: /s/ Matthew Harbaugh

CSK/Intellipharmaceutics CommercializationAgr5	September 28, 2016

Location of Defined Terms

Term	Location
Agreement	Preamble
ANDA	Section 1(b)
Annual Standard Cost Notice	Section 6(d)
Calculation Principles	Section 6(d)
Competing Product	Section 8(b)(xi)
Contract Year	Section 2
Cost of Goods Sold	Section 3(b)
Defective Product	Section 7(a)
Effective Date	Preamble
Exclusive Market	Section 1(a)
Facility	Section 5(a)
Indemnitee	Section 10(c)
Indemnitor	Section 10(c)
Information	Section 9(a)
Intellipharmaceutics	Preamble
Mallinckrodt	Preamble
Negative SKU Balance	Section 3(b)
Net Sales	Section 3(b)
Product One	Section 1(a)
Product SKU	Section 3(b)
Product Three	Section 1(a)
Product Two	Section 1(a)
Product, Products	Section 1(a)
Quarterly Aggregate Standard Margin Payments	Section 3(b)
Quarterly Report	Section 3(d)
Quarterly Standard Margin Payment	Section 3(b)
Standard Cost	Section 6(d)
Standard Cost Calculation	Section 4(a)
Standard Margin	Section 3(b)
Transfer Price	Section 6(a)

CSK/Intellipharmaceutics CommercializationAgr5	September 28, 2016

Schedule 1
Mallinckrodt Fiscal Quarter End Dates

JDE Period End
Dates
					Leap Year				Leap Year
Period	Day	Calendar 2017	Calendar 2018	Calendar 2019	Calendar 2020	Calendar 2021	Calendar 2022	Calendar 2023	Calendar 2024	Calendar 2025	Calendar 2026
3	Friday	03/31/17	03/30/18	03/29/19	03/27/20	03/26/21	04/01/22	03/31/23	03/29/24	03/28/25	03/27/26
6	Friday	06/30/17	06/29/18	06/28/19	06/26/20	06/25/21	07/01/22	06/30/23	06/28/24	06/27/25	06/26/26
9	Friday	09/29/17	09/28/18	09/27/19	09/25/20	09/24/21	09/30/22	09/29/23	09/27/24	09/26/25	09/25/26
12	Friday	12/29/17	12/28/18	12/27/19	12/25/20	12/31/21	12/30/22	12/29/23	12/27/24	12/26/25	12/25/26
53weeks

EXHIBIT A
Products Specifications
[*]
[Redacted in its entirety—1 page omitted]
*Omitted and filed separately with the Securities and Exchange Commission under a request for confidential treatment.

EXHIBIT B
Quality Agreement
[*]
[Redacted in its entirety—32 pages omitted]
*Omitted and filed separately with the Securities and Exchange Commission under a request for confidential treatment.